Exhibit 5.6

Ocean Rig UDW Inc.	Oslo, 17 March 2015 Ref:M5932879/1/111057-168/CHBA Lawyer in charge: Erik Ramm

RE: OCEAN RIG UDW INC. – FORM F-3 REGISTRATION STATEMENT
1.	INTRODUCTION
We have acted as Norwegian counsel to Ocean Rig UDW Inc., the indirect owner of all the shares in Ocean Rig AS (Norwegian company no. 938 420 718) and Ocean Rig North Sea AS (Norwegian company no. 992 250 941) (together the "Norwegian Subsidiaries") in connection with the registration statement on Form F-3 (the "Registration Statement") and the prospectus attached thereto (the "Prospectus"), filed with the U.S. Securities and Exchange Commission on 17 March 2015.
2.	DOCUMENTS
We have, for the purpose of rendering this opinion, examined copies of the following documents:
2.1	the Registration Statement, including the Prospectus;
2.2	the minutes of a meeting of the Board of Directors of each of the Norwegian Subsidiaries both dated 13 March 2015, approving, inter alia, the Registration Statement (the "Board Resolutions");
2.3	a copy of a company certificate of each of the Norwegian Subsidiaries dated 16 March 2015 (the "Certificates"); and
2.4	a copy of the articles of association of each of the Norwegian Subsidiaries provided to us by the Norwegian Subsidiaries on 16 March 2015 (the "Articles of Association").
The Documents listed above are collectively referred to the "Documents".
3.	ASSUMPTIONS
In giving this opinion we have assumed that:
3.1	all documents submitted to us are complete and in conformity with the originals thereof;
3.2	all signatures on the Documents are genuine;
3.3	that the Registration Statement is valid, binding and enforceable under all applicable law and constitutes valid, binding and enforceable obligations of all parties thereto.

3.4	we shall express no opinion as to any laws other than the laws of Norway in force at the date hereof;
3.5	there have been no amendments to the form of Documents and/or the Articles of Association and that no corporate resolutions have been passed by any of the Norwegian Subsidiaries changing or amending the Articles of Association and/or the information set out in the respective Certificates;
3.6	the Board Resolutions provided to us in connection with the giving of this opinion letter were passed at a properly convened and arranged board meeting of each of the Norwegian Subsidiaries, and that a duly qualified quorum of the Directors voted in favour of approving the resolutions, and that the resolutions have not been amended or rescinded and are in full force and effect at the date hereof; and
3.7	that the Norwegian Subsidiaries directly or indirectly are controlled by Ocean Rig UDW Inc..
4.	OPINIONS
Based upon and subject to the assumptions and qualifications set out herein we are of the opinion that:
4.1	Each of the Norwegian subsidiaries is a limited liability company (in Norwegian: aksjeselskap) duly incorporated under the laws of Norway;
4.2	Each of the Norwegian Subsidiaries has the full power and capacity to execute and authorize and each has taken all necessary actions to execute and authorize the filing of the Registration Statement with the U.S. Securities and Exchange Commission; and
4.3	Each of the Norwegian Subsidiaries has the legal power and capacity to enter into and perform guarantees of Ocean Rig UDW Inc.'s debt securities provided that the guarantee is in the financial interest of the group of companies to which the Norwegian Subsidiaries belong.
5.	QUALIFICATIONS
The above opinion is qualified as follows:
5.1	all intragroup agreements with the Norwegian Subsidiaries must be entered into on arms' length terms;
5.2	sales agreements, note purchase agreements and other agreement described in the Board Resolutions may need to be approved by the shareholders meeting of the Norwegian Subsidiaries and be subject to the approval process set out in section 3-8 of the Norwegian Act on Private Limited Liability Companies of 1997 in order to be valid;
5.3	Norwegian law provides for restrictions in connection with financial assistance to shareholders and related companies, and Norwegian Subsidiaries may as a general rule only provide guarantees to such companies within the scope of lawful distributable assets provided that certain other criteria is met, save for where the guarantee can be held to serve the interest of the group as a whole;
5.4	claims against any of the Norwegian Subsidiaries may become barred under the Norwegian Limitation Act of 18 May, 1979 as amended or replaced, or may be or become subject to defences of set-off or counterclaim by the relevant Norwegian Subsidiary;

5.5	Norwegian civil case and enforcement procedures as set out in the Norwegian Enforcement Act of 26 June, 1992 as amended or replaced will be applied in the event the enforcement is carried out against any of the Norwegian Subsidiaries in Norway thus limiting the remedies available to the remedies set out therein;
5.6	if and to the extent that proceedings have already been instituted or are pending in the relevant courts of any country other than Norway at the time the matter is brought before a Norwegian court, the Norwegian court may determine, in accordance with its rules, not to entertain or to stay the action;
5.7	we express no opinion with respect to any tax, duty, customs, VAT and/or accounting (in Norwegian: skatt, avgift, toll, merverdiavgift og regnskap) matters (including, but not limited to, document/filing requirements in relation to such issues) in relation to the Documents or the transactions contemplated by the Documents; and
5.8	we disclaim any obligation to update this opinion or otherwise advise you of any matters which may come to our attention after the date of this opinion and which may affect the opinions set out herein.

This opinion letter is governed by Norwegian law, and any dispute in relation thereto shall be subject to arbitration in Oslo, Norway in accordance with the Norwegian Arbitration Act of 2004 (in Norwegian: voldgiftsloven) as amended or replaced. The arbitration proceedings shall be conducted in English. The arbitration proceedings and award shall be confidential.
This opinion letter is subject to our ordinary limitations of liability. We shall not have any liability for any indirect or consequential loss. Any liability for direct loss shall be limited in amount to NOK 500 million. Save as provided by mandatory law, no partner, board member or employee of Advokatfirmaet Wiersholm AS shall have any personal liability in connection with this opinion letter.
We hereby consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. Seward & Kissel LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Yours sincerely
for Advokatfirmaet Wiersholm AS

/s/ Erik Ramm
Erik Ramm